Exhibit 99.1


                      Navigators Announces Equity Offering


     NEW YORK--(BUSINESS WIRE)--Oct. 10, 2005--The Navigators Group, Inc. (NASDAQ:NAVG) today announced plans to offer 3,300,000 shares of its common stock in an underwritten public offering. The Company also expects to grant the underwriters an option to purchase up to 495,000 additional shares of the Company's common stock to cover over-allotments. Net proceeds from the offering will be used to make contributions to the capital of one or both of the Company's insurance subsidiaries and for general corporate purposes.
     Credit Suisse First Boston and Keefe, Bruyette & Woods, Inc. are acting as Joint Book-Running Managers of the offering. Co-managers for the offering are J.P. Morgan Securities Inc., Cochran, Caronia & Co. and Sandler O'Neill & Partners, L.P.
     A Form S-3 registration statement relating to these securities has been filed with the Securities and Exchange Commission and was declared effective on September 30, 2005. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.
     A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement may be obtained from Credit Suisse First Boston, Prospectus Department, One Madison Avenue, New York, New York 10010 (212-325-2580) or from Keefe, Bruyette & Woods, Inc., 787 Seventh Avenue, New York, New York 10019 (212-887-8938).
     The Navigators Group, Inc. is an international insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd's of London. Headquartered in New York City, Navigators has offices in major insurance centers in the United States, the United Kingdom and Belgium.
     This press release may contain "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words "estimate", "expect", "believe" or similar expressions are intended to identify such forward-looking statements. We cannot assure that results which we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties which we face. Please refer to Navigators' most recent Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of the Company's business and the important factors which may affect that business. The Company undertakes no obligation to publicly update or revise any forward-looking statement.


    CONTACT: The Navigators Group, Inc.
             Paul J. Malvasio,
             Executive Vice President
             and Chief Financial Officer
             914-933-6088
             pmalvasio@navg.com
             www.navg.com